Exhibit 99.1

Progenics Pharmaceuticals, Inc. One World Trade Center 47th Floor, Suite J New York, New York 10007 (646) 975-2500 www.progenics.com

Contact:	Melissa Downs Investor Relations (646) 975-2533 mdowns@progenics.com

CMS Grants New Technology Add-On Payment for Inpatient Use of

AZEDRA® (iobenguane I 131)

Provides Additional Medicare Reimbursement up to 65% of the Cost of AZEDRA Prescribed for Inpatient Medicare Patients

NEW YORK, NY, August 6, 2019 – Progenics Pharmaceuticals, Inc. (NASDAQ:PGNX), an oncology company developing innovative targeted medicines and artificial intelligence to find, fight and follow cancer, today announced that the Centers for Medicare & Medicaid Services (CMS) has approved a new technology add-on payment (NTAP) for AZEDRA® when administered in the hospital inpatient setting for Medicare beneficiaries in FY 2020.

The NTAP program will provide qualifying Medicare hospital inpatient cases with a payment, in addition to the standard-of-care Diagnostic Related Group (DRG) reimbursement, of up to 65% of the cost of AZEDRA for a period of two to three years, effective October 1, 2019. CMS has assigned a maximum payment of $98,150 for a patient treated with a dose of AZEDRA.

In the final rule concerning Hospital Inpatient Prospective Payment Systems and Fiscal Year 2020 Rates, CMS stated about AZEDRA “…use of the technology suggested a durable response in the reduction of hypertension as measured by the primary endpoint plus the confirmed overall tumor response measures of direct clinical benefit in this population of patients with serious, life threatening and rare disease” and that “AZEDRA® meets all of the criteria for approval of new technology add-on payments, and we are approving new technology add-on payments.”

“Receiving NTAP designation is an important step for physician and patient access to AZEDRA and underscores the importance of AZEDRA as a treatment option with substantial clinical benefit in the view of CMS,” said Bryce Tenbarge, Senior Vice President, Commercial at Progenics. “The NTAP program plays a vital role in providing supplemental reimbursement for the inpatient administration of AZEDRA. Fewer than 30%1 of the products that have ever been proposed were granted this special add-on payment for the inpatient hospital setting. Not only does this mean that there will be an increased payment amount to hospitals for AZEDRA when administered in the inpatient hospital setting, it most importantly means that access has been greatly improved for the Medicare patients we serve.”

Additional information on the CMS final rule and its discussion of NTAP and AZEDRA can be found on pages 423-448 of the pre-publication available at https://s3.amazonaws.com/public-inspection.federalregister.gov/2019-16762.pdf?utm_source=federalregister.gov&utm_medium=email&utm_campaign=pi+subscription+mailing+list3.

Introduced in 2001, NTAP was created by Congress to help facilitate access to new, innovative technologies used to treat Medicare beneficiaries in the hospital inpatient setting.

Indication

AZEDRA® (iobenguane I 131) is indicated for the treatment of adult and pediatric patients 12 years and older with iobenguane scan positive, unresectable, locally advanced or metastatic pheochromocytoma or paraganglioma who require systemic anticancer therapy.

Important Safety Information

Warnings and Precautions:

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Risk from Radiation Exposure: AZEDRA contributes to a patient’s overall long-term radiation exposure. Long-term cumulative radiation exposure is associated with an increased risk for cancer. These risks of radiation associated with the use of AZEDRA are greater in pediatric patients than in adults. Minimize radiation exposure to patients, medical personnel, and household contacts during and after treatment with AZEDRA consistent with institutional good radiation safety practices and patient management procedures.

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Myelosuppression: Among the 88 patients who received a therapeutic dose of AZEDRA, 33% experienced Grade 4 thrombocytopenia, 16% experienced Grade 4 neutropenia, and 7% experienced Grade 4 anemia. Five percent of patients experienced febrile neutropenia. Monitor blood cell counts weekly for up to 12 weeks or until levels return to baseline or the normal range. Withhold and dose reduce AZEDRA as recommended in the prescribing information based on severity of the cytopenia.

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Secondary myelodysplastic syndrome, leukemia, and other malignancies: Myelodysplastic syndrome (MDS) and acute leukemias were reported in 6.8% of the 88 patients who received a therapeutic dose of AZEDRA. The time to development of MDS or acute leukemia ranged from 12 months to 7 years. Two of the 88 patients developed a non-hematological malignancy.

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Hypothyroidism: Hypothyroidism was reported in 3.4% of the 88 patients who received a therapeutic dose of AZEDRA. Initiate thyroid-blocking medications starting at least 1 day before and continuing for 10 days after each AZEDRA dose to reduce the risk of hypothyroidism or thyroid neoplasia. Evaluate for clinical evidence of hypothyroidism and measure thyroid-stimulating hormone (TSH) levels prior to initiating AZEDRA and annually thereafter.

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Elevations in blood pressure: Eleven percent of the 88 patients who received a therapeutic dose of AZEDRA experienced a worsening of pre-existing hypertension defined as an increase in systolic blood pressure to ≥160 mmHg with an increase of 20 mmHg or an increase in diastolic blood pressure to ≥ 100 mmHg with an increase of 10 mmHg. All changes in blood pressure occurred within the first 24 hours post infusion. Monitor blood pressure frequently during the first 24 hours after each therapeutic dose of AZEDRA.

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Renal toxicity: Of the 88 patients who received a therapeutic dose of AZEDRA, 9% developed renal failure or acute kidney injury and 22% demonstrated a clinically significant decrease in glomerular filtration rate (GFR) measured at 6 or 12 months. Monitor renal function during and after treatment with AZEDRA. Patients with baseline renal impairment may be at greater risk of toxicity; perform more frequent assessments of renal function in patients with mild or moderate impairment. AZEDRA has not been studied in patients with severe renal impairment.

●	Pneumonitis: Fatal pneumonitis occurred 9 weeks after a single dose in one patient in the expanded access program. Monitor patients for signs and symptoms of pneumonitis and treat appropriately.
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Embryo-fetal toxicity: Based on its mechanism of action, AZEDRA can cause fetal harm. Verify pregnancy status in females of reproductive potential prior to initiating AZEDRA. Advise females and males of reproductive potential of the potential risk to a fetus and to use effective contraception during treatment with AZEDRA and for 7 months after the final dose. Advise males with female partners of reproductive potential to use effective contraception during treatment and for 4 months after the final dose.

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Risk of infertility: Radiation exposure associated with AZEDRA may cause infertility in males and females. Radiation absorbed by testes and ovaries from the recommended cumulative dose of AZEDRA is within the range where temporary or permanent infertility can be expected following external beam radiotherapy.

Adverse Reactions:

The most common severe (Grade 3–4) adverse reactions observed in AZEDRA clinical trials (≥ 10%) were lymphopenia (78%), neutropenia (59%), thrombocytopenia (50%), fatigue (26%), anemia (24%), increased international normalized ratio (18%), nausea (16%), dizziness (13%), hypertension (11%), and vomiting (10%). Twelve percent of patients discontinued treatment due to adverse reactions (thrombocytopenia, anemia, lymphopenia, nausea and vomiting, multiple hematologic adverse reactions).

Drug Interactions:

Based on the mechanism of action of iobenguane, drugs that reduce catecholamine uptake or that deplete catecholamine stores may interfere with iobenguane uptake into cells and therefore interfere with dosimetry calculations or the efficacy of AZEDRA. These drugs were not permitted in clinical trials that assessed the safety and efficacy of AZEDRA. Discontinue the drugs listed in the prescribing information for at least 5 half-lives before administration of either the dosimetry dose or a therapeutic dose of AZEDRA. Do not administer these drugs until at least 7 days after each AZEDRA dose.

For important risk and use information about AZEDRA, please see Full Prescribing Information.

To report suspected adverse reactions, contact Progenics Pharmaceuticals, Inc. at 844-668-3950 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Reference:

AZEDRA® prescribing information. New York, NY: Progenics Pharmaceuticals, Inc.; 08 2018 and 07 2018.

About Progenics

Progenics develops innovative medicines and other technologies to target and treat cancer, including: therapeutic agents designed to treat cancer (AZEDRA®, 1095, and PSMA TTC); prostate-specific membrane antigen (“PSMA”) targeted imaging agents for prostate cancer (1404 and PyLTM); and imaging analysis technology. Progenics has two commercial products, RELISTOR® (methylnaltrexone bromide) subcutaneous injection for the treatment of opioid-induced constipation, which is partnered with Salix Pharmaceuticals, Inc. (a wholly-owned subsidiary of Bausch Health Companies Inc. (formerly known as Valeant Pharmaceuticals International, Inc.)); and AZEDRA, for the treatment of patients with unresectable, locally advanced or metastatic pheochromocytoma or paraganglioma (rare neuroendocrine tumors of neural crest origin) who require systemic anticancer therapy.

This press release contains "forward-looking statements" regarding future events. Statements contained in this communication that refer to Progenics' estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics' current perspective of existing trends and information as of the date of this communication. Forward looking statements are generally accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others: the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations, such as the Phase 3 clinical program for 1404; market acceptance for approved products; the effectiveness of the efforts of our partners to market and sell products on which we collaborate and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial, regulatory and accounting matters, litigation and other risks; the costs and management distraction attendant to activist shareholder campaigns; and risks related to potential changes in the composition of our Board of Directors following our 2019 Annual Meeting of Shareholders. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission, including those risk factors included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as updated in its subsequent Quarterly Reports on Form 10-Q. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release. For more information, please visit www.progenics.com. Information on or accessed through our website or social media sites is not included in the company's SEC filings.

 (PGNX-F)

Contact:
Melissa Downs
Investor Relations
(646) 975-2533
mdowns@progenics.com

1Trugilio A, et al. Value in Health 21 (2018) S1 – S268, PHP 203.